Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

CITIGROUP VENTURE CAPITAL EQUITY
PARTNERS, L.P.

CVC EXECUTIVE FUND LLC

CVC/SSB EMPLOYEE FUND, L.P.

EURAMAX INTERNATIONAL, INC.

and

THE STOCKHOLDERS OF
EURAMAX INTERNATIONAL, INC.
NAMED HEREIN

Dated April 15, 2003

TABLE OF CONTENTS

ARTICLE I THE TRANSACTION

1.1.	Purchase of Company Stock
1.2.	Purchase Price Payment
1.3.	Tag-Sellers
1.4.	Stockholders’ Representative

ARTICLE II CLOSING

2.1.	Closing Date
2.2.	Closing Deliveries
2.3.	Default by any Stockholder

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDERS REGARDING THE COMPANY

3.1.	Organization
3.2.	Authority
3.3.	No Conflict
3.4.	Consents
3.5.	Capitalization
3.6.	Brokers

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

4.1.	Ownership of Stock
4.2.	Authority; Effect of Agreement
4.3.	No Conflict
4.4.	Brokers
4.5.	Transactions with Related Parties

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

5.1.	SEC Documents; Undisclosed Liabilities
5.2.	Absence of Certain Changes or Events
5.3.	Contracts
5.4.	Litigation
5.5.	Compliance with Laws
5.6.	Environmental Matters
5.7.	Taxes
5.8.	Employee Benefit Matters

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER

6.1.	Organization
6.2.	Power and Authority
6.3.	No Conflict
6.4.	Consents
6.5.	Brokers
6.6.	Purchase for Investment
6.7.	Sufficient Funds

ARTICLE VII COVENANTS

7.1.	Cooperation by the Stockholders and the Company
7.2.	Conduct of the Business Pending Closing
7.3.	Access
7.4.	Directors; Resignations
7.5.	Fulfillment of Agreements

7.6.	Insurance
7.7.	Confidentiality
7.8.	Hart-Scott-Rodino Act
7.9.	Further Assurances
7.10.	Assignment of Registration Rights
7.11.	Exclusivity
7.12.	Credit Agreement
7.13.	Restrictive Covenants
7.14.	No Parachute Payments
7.15.	D&O Indemnification

ARTICLE VIII CONDITIONS TO BUYER’S OBLIGATIONS

8.1.	Representations and Warranties True and Correct
8.2.	Covenants and Agreements Performed
8.3.	Stockholders’ and Company Closing Certificates
8.4.	No Prohibition or Proceedings
8.5.	Consents
8.6.	Opinions
8.7.	Shareholder Agreement
8.8.	Tag-Along Waivers
8.9.	FIRPTA Certificate
8.10.	Material Adverse Effect
8.11.	Certain Shareholder Approvals

ARTICLE IX CONDITIONS TO STOCKHOLDERS’ OBLIGATIONS

9.1.	Representations and Warranties True and Correct
9.2.	Covenants and Agreements Performed
9.3.	Buyer Closing Certificate
9.4.	No Prohibition or Proceedings
9.5.	Governmental Consents and Other Approvals
9.6.	Ratification by the Fund

ARTICLE X TERMINATION PRIOR TO CLOSING

10.1.	Termination
10.2.	Effect on Obligations

ARTICLE XI SURVIVAL AND INDEMNIFICATION

11.1.	Survival
11.2.	General Indemnification
11.3.	Insurance
11.4.	Sole Remedy
11.5.	Tax Treatment

ARTICLE XII MISCELLANEOUS

12.1.	Interpretive Provisions
12.2.	Entire Agreement
12.3.	Successors and Assigns
12.4.	Headings
12.5.	Modification and Waiver
12.6.	Expenses

12.7.	Notices
12.8.	Governing Law; Consent to Jurisdiction
12.9.	Public Announcements
12.10.	No Third Party Beneficiaries
12.11.	Counterparts
12.12.	Existing Shareholders Agreement

ARTICLE XIII CERTAIN DEFINITIONS

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EXHIBITS

1.1	Company Stock To Be Sold To Buyer
1.3	Sale Notice
8.6.1	Form of Counsel Opinion for CVC Europe
8.6.2	Form of Counsel Opinion for Paribas

EXHIBIT 8.6.1

Citigroup Venture Capital Partners, L.P.
CVC Executive Fund LLC
CVC/SSB Employee Fund, L.P.

                       , 2003

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 15, 2003, by and among Citigroup Venture Capital Equity Partners, L.P., a Delaware limited partnership (the “Fund”), CVC EXECUTIVE FUND LLC, a Delaware limited liability company (the “Executive Fund”), and CVC/SSB EMPLOYEE FUND, L.P., a Delaware limited partnership (“CVC/SSB” and together with the Fund and the Executive Fund, the “Buyers” or “Buyer”), Euramax International, Inc., a Delaware corporation (the “Company”), and CVC European Equity Partners, L.P., a Delaware limited partnership (“CVC Europe”), CVC European Equity Partners (Jersey), L.P., a Jersey limited partnership (“CVC EJ”), BNP Paribas (f/k/a Banque Paribas) (“Paribas” and together with CVC Europe and CVC EJ, the “Investors”), and any other stockholders of the Company who join this Agreement as a Tag Seller (as defined below) in accordance with the terms of this Agreement prior to Closing (the Investors and any Tag Sellers are hereinafter referred to individually as a “Stockholder” and collectively as the “Stockholders”).

RECITALS

WHEREAS, the Company has issued and outstanding as of the date hereof 437,695.64 shares of Class A voting Common Stock, par value $1.00 per share (the “Class A Common”) and 44,346.80 shares of Class B restricted voting Common Stock, par value $1.00 per share (the “Class B Common” and together with the Class A Common, the “Company Stock”) and no other capital stock.

WHEREAS, Buyer desires to purchase from each Investor and each of the Investors desires to sell to Buyer shares of Company Stock, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, pursuant to the terms of a Stockholders Agreement, dated December 8, 1999, by and among the Company, the Investors, Citicorp Venture Capital, Ltd. and the other stockholders of the Company named therein (the “Shareholders Agreement”), all of the Other Stockholders (as defined in Section 3(c) the Shareholders Agreement) have the right to participate on a pro-rata basis (on the terms set forth in Section 3(c) to the Shareholders Agreement) in the sale of shares of Company Stock by the Investors contemplated hereby.

WHEREAS, subject to Section 8.8 hereof, Buyer desires to purchase from each Other Stockholder any shares of Company Stock such Other Stockholder validly elects to sell pursuant to Section 3(c) of the Shareholders Agreement, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE TRANSACTION

1.1.          Purchase of Company Stock.  At the Closing referred to in Section 2.1 below, each Stockholder will sell and assign to Buyer, and Buyer will purchase from such Stockholder, the shares of Company Stock set forth opposite such Stockholder’s name on Exhibit 1.1 attached hereto, free and clear of all Encumbrances (as defined in Section 4.1 hereof) other than Encumbrances arising under federal or state securities laws or as a result of Buyer’s ownership of such Company Stock (“Permitted Encumbrances”).  The shares of Company Stock to be purchased hereunder will be allocated for purchase among each Buyer by the Fund prior to Closing.

1.2.          Purchase Price Payment.

(a)           Purchase Price.  The purchase price for each share of Class A Common and Class B Common shall consist of cash in an amount equal to Four Hundred Dollars (US$400.00) per share (the “Per Share Purchase Price”).

(b)           Payments.  At the Closing, Buyer shall pay to each Stockholder the product of the Per Share Purchase Price and the number of shares of Company Stock set forth opposite such Stockholder’s name on Exhibit 1.1 attached hereto (the “Purchase Price Payment”), by wire transfer of immediately available funds to the United States bank account that has been designated for each such Stockholder by the Stockholders’ Representative (as defined in Section 1.4 hereof) to Buyer at least three days prior to the Closing.

1.3.          Tag-Sellers.  On the date hereof, the Investors shall deliver to the Company a Sale Notice contemplated by Section 3(c) of the Shareholders Agreement in the form attached as Exhibit 1.3 attached hereto (the “Sale Notice”).  The Company shall on the date hereof notify the Other Stockholders of the Sale Notice, and the Other Stockholders shall have 7 days from the date hereof (the “Tag Date”) to elect to participate in the purchase and sale contemplated by this Agreement as a “Tag Seller”.  Each Other Stockholder who so elects to be a Tag Seller on or prior to the Tag Date shall execute a written joinder to this Agreement (in the form attached to the Sale Notice) on the Tag Date, agreeing to be bound by all of the terms and conditions of this Agreement as a Tag Seller and Stockholder hereunder.  Exhibit 1.1 shall be amended on the Tag Date to reflect the addition of each Tag Seller and the number of shares of Company Stock to be sold by each such Tag Seller (determined in accordance with the terms of the Sale Notice).

1.4.          Stockholders’ Representative .  Each Stockholder hereby irrevocably appoints Ronald A. Collins (the “Stockholders’ Representative”) as such Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Stockholder with respect to the transfer of such Stockholder’s shares of Company Stock to Buyer in accordance with the terms and provisions of this Agreement and to act on behalf of such Stockholder in any litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholders’ Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including, without limitation, the power:

(a)           to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated by this Agreement;

(b)           to receive, hold, and deliver to Buyer the certificates evidencing shares of Company Stock accompanied by executed stock powers and any other documents relating thereto on behalf of such Stockholder;

(c)           to execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement;

(d)           to receive funds and give receipt for funds, including in respect of the Per Share Purchase Price, to distribute to the Stockholders their Per Share Purchase Price, and any adjustment thereto;

(e)           to terminate this Agreement if the Stockholders are entitled to do so;

(f)            to institute, defend, compromise or settle any indemnification claims pursuant to Article XI of this Agreement (excluding indemnification claims under Section 11.2(b) hereof (relating to representations and warranties set forth in Article IV hereof) or Section 7.14 hereof);

(g)           to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with any claims under this Agreement, including service of process in connection with arbitration; and

(h)           to take all actions which under this Agreement may be taken by the Stockholders’ Representative and to do or refrain from doing any further act or deed on behalf of such Stockholder which Stockholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Stockholder could do if personally present;

provided, that the Stockholders’ Representative shall (i) take reasonable steps to keep the Stockholders informed; and (ii) exercise the foregoing powers in a reasonable and nondiscriminatory manner taking into account the interests of all Stockholders and treating all Stockholders equally on a pro-rata basis.

The death or incapacity of any Stockholder shall not terminate the agency and power of attorney granted hereby to the Stockholders’ Representative.  The appointment of Stockholders’ Representative shall be deemed coupled with an interest and shall be irrevocable and, notwithstanding the proviso at the end of the foregoing paragraph, Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of Stockholders’ Representative, as the action of Stockholders in all matters referred to herein.  All actions, decisions and instructions of Stockholders’ Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against Buyer or Stockholders’ Representative for any action taken or not taken by Stockholders’ Representative in his role as such, except for causes of action against the Stockholders’ Representative with respect to any action or omission taken or made fraudulently or in bad faith with respect to such Stockholder.

All payments, damages, costs, fees and expenses incurred by the Stockholders’ Representative in connection with any dispute with Buyer under this Agreement shall be paid by the Stockholders in proportion to their respective percentage ownership of the shares of Company Stock being sold hereunder and may be deducted by Stockholders’ Representative from any amounts otherwise payable to any Stockholder hereunder.

ARTICLE II
CLOSING

2.1.          Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP in New York, New York at 9:30 a.m.

EST on (i) the 30th day following the date hereof (or, if such day is not a business day, the immediately succeeding business day), provided that (A) in no event shall the Closing take place prior to the second business day following the satisfaction of all of the conditions set forth in Articles VIII and IX, and (B) in the event the Termination Date is extended to June 15, 2003 pursuant to Section 10.1(b), the Closing shall take place within three (3) Business Days of the satisfaction of the conditions set forth in Sections 8.5 and 9.5, or (ii) at such other place, time or date as Buyer and the Stockholders’ Representative may agree in writing (such time and date being referred to herein as the “Closing Date”).  For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date.

2.2.          Closing Deliveries.

(a)           Deliveries by Buyer to the Stockholders.  At the Closing, Buyer shall deliver or cause to be delivered the following:

(i)            the Purchase Price Payments, delivered to the Stockholders in accordance with Section 1.2(b);

(ii)           the Buyer Closing Certificate (as such term is defined in Section 9.3), delivered to the Stockholders’ Representative; and

(iii)          the Ancillary Agreements (as hereinafter defined) to which Buyer is a party, duly executed by Buyer, delivered to the Company.

(b)           Deliveries by the Stockholders’ Representative.  At the Closing, the Stockholders’ Representative shall deliver or cause to be delivered the following to Buyer:

(i)            the shares of Company Stock of each Stockholder (or in lieu thereof an affidavit of loss and indemnity in a form reasonably acceptable to the Company and Buyer), duly endorsed for transfer by such Stockholder or accompanied by duly executed stock transfer powers of such Stockholder, free and clear of all Encumbrances other than Permitted Encumbrances.

(ii)           the Stockholder Closing Certificate and the Company Closing Certificate (as such terms are defined in Section 8.3);

(iii)          the Ancillary Agreements to which any Stockholder or the Company is a party, duly executed by such Stockholder or the Company, as the case may be;

(iv)          the legal opinions specified in Section 8.6 hereof;

(v)           the certificate required pursuant to Section 8.9 hereof; and

(vi)          such other agreements, certificates and documents as may be reasonably requested by Buyer.

2.3.          Default by any Stockholder.  If the Stockholders’ Representative or any Stockholder fails to deliver to Buyer at the Closing any of the Company Stock (including by way of delivery of any affidavit of loss and indemnity in a form reasonably acceptable to the Company and Buyer) to be sold by such Stockholder hereunder, such failure shall not relieve any other Stockholder of any obligation hereunder, and if any such failure is by an Investor, Buyer may, at Buyer’s option (a) acquire the remaining shares of Company Stock contemplated to be acquired by Buyer hereunder; or (b) refuse to make such acquisition and thereby terminate all of its obligations hereunder, in either case without prejudice to Buyer’s rights against such defaulting Stockholders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
 STOCKHOLDERS REGARDING THE COMPANY

Prior to the Closing the Company represents and warrants to Buyer that, and from and after the Closing each Stockholder severally represents and warrants to Buyer that to the Knowledge of that Stockholder (other than with respect to Section 3.5, which representation and warranty is made without qualification by Knowledge):

3.1.          Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as it now is being conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2.          Authority.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been, and each Ancillary Agreement to which the Company is a party will be, duly and validly executed and delivered by the Company, to the extent a party thereto, and constitutes, and will constitute, the valid and binding obligation of each of the Company, enforceable against the Company in accordance with its respective terms.

3.3.          No Conflict.  The execution, delivery and performance by the Company and each Stockholder of this Agreement and the Ancillary Agreement to which the Company or the Stockholders are parties thereto, and the consummation by the Company and each Stockholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule, or regulation to which the Company or any Subsidiary is subject, (x) violate any order, judgment, or decree applicable to the Company or any Subsidiary, (y) violate any provision of the certificate of incorporation, bylaws or other corporate governance or organizational documents of the Company or any Subsidiary, or (z) except as set forth on Schedule 3.3 hereof, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under, any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which the Company or any Subsidiary is a party or by which any of them may be bound or affected, except for any such violations that in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby and would not have a Material Adverse Effect.

3.4.          Consents.  Except as set forth on Schedule 3.4 hereof, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, and performance by any Stockholder or the Company of this Agreement, or any Ancillary Agreement to which any such Stockholder or the Company is a party, or the taking by the Company of any other action contemplated hereby or thereby or the continuation after the Closing by the Company or any Subsidiary of the businesses conducted prior to the Closing.

3.5.          Capitalization.  The authorized and outstanding capital stock of the Company as of the date hereof is set forth on Schedule 3.5 hereof.  The Company Stock represents all of the issued and outstanding capital stock of the Company, and all of the outstanding Company Stock is duly authorized, validly issued, fully paid, and non-assessable, was not issued in violation of the terms of any agreement or other understanding binding upon any Stockholder or the Company, and was issued in compliance with all applicable federal and state securities or “blue-sky” laws and regulations.  Except as set forth on Schedule 3.5 hereof, there are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Company, or subscriptions, warrants, options, rights (including, without limitation, preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating the Company to issue or dispose of any of its respective equity securities or any ownership interest therein (“Equity Rights”).  The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the Company Stock, other than Encumbrances created by Buyer or Encumbrances resulting from the Securities Holders Agreement referenced in Section 8.7 hereof or the Company’s 2003 Equity Compensation Plan (or grant agreements thereunder).  Schedule 3.5 sets forth as of the date hereof, with respect to any Equity Rights, the total number of Equity Rights (and any shares of capital stock issuable pursuant to such Equity Rights), the number of vested and unvested Equity Rights, the number of Equity Rights that will accelerate under the terms of the applicable grant or award, and the exercise prices or grant prices of the for the Equity Rights.  Since the date hereof, the Company has not awarded or granted any Equity Rights.

3.6.          Brokers.  Neither the Company nor any Subsidiary has retained any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement and, to the Company’s knowledge, no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement, except for CIBC World Markets to the extent provided in the Engagement Letter between CIBC World Markets and the Company dated June 4, 2002 (the “Engagement Letter”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders severally, but not jointly, hereby represents and warrants to the Buyer as to itself as follows:

4.1.          Ownership of Stock.  Such Stockholder is the beneficial and record owner of the Company Stock set forth opposite such Stockholder’s name on Exhibit 1.1 attached hereto, free and clear of all liens, security interests, security agreements, conditional sale or other title retention agreements, leases, pledges, equities, proxies, claims, charges, mortgages, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, assessments, attachments, licenses, options or title defects of any kind whatsoever (“Encumbrances”), except for any Encumbrances imposed by the Shareholders Agreement or arising under federal or state securities laws.  Such Stockholder has all requisite legal right, power and authority to transfer such shares of Company Stock to Buyer.  Upon consummation of the purchases and exchanges contemplated hereby, Buyer will acquire from such Stockholder good and marketable title to such shares of Company Stock, free and clear of any Encumbrances other than Permitted Encumbrances.

4.2.          Authority; Effect of Agreement.  The execution, delivery and performance by such Stockholder of this Agreement and the Ancillary Agreements to which such Stockholder is a party and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.  If such Stockholder is a limited partnership or corporate body, such Stockholder is duly created and validly existing under the laws of the jurisdiction of its creation and has all requisite limited partnership or corporate power and authority, as applicable, to carry on its business as it is now being conducted, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.   This Agreement has been, and each Ancillary Agreement to which such Stockholder is a party will be, duly and validly executed and delivered by such Stockholder and constitutes, and will constitute, the valid and binding obligation of each of such Stockholder, enforceable against such Stockholder in accordance with its respective terms.

4.3.          No Conflict.  The execution, delivery and performance by such Stockholder of this Agreement and any Ancillary Agreement to which such Stockholder is party, and the consummation by such Stockholder of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule, or regulation to which such Stockholder is subject, (x) violate any order, judgment, or decree applicable to such Stockholder, (y) violate any provision of the organizational documents of such Stockholder (if such Stockholder is not an individual), or (z) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which such Stockholder is a party or by which such Stockholder may be bound or affected, except for any such violations that in the aggregate would not materially hinder or impair the ability of such Stockholder to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4.          Brokers.  Such Stockholder has not retained any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement and, to such Stockholder’s Knowledge, no other person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement, except for CIBC World Markets to the extent provided in the Engagement Letter.

4.5.          Transactions with Related Parties.  Except as described on Schedule 4.5 hereof or as described in the SEC Documents (as defined in Section 5.2 hereof), and except for the Shareholders Agreement and Registration Rights Agreement referenced therein, since January 1, 2000, such Stockholder does not have and has not had:

(a)           any contractual or other claims, express or implied, or of any kind whatsoever against the Company or any Subsidiary;

(b)           any interest in any property or assets used by the Company or any Subsidiary; or

(c)           engaged in any other transaction with the Company or any Subsidiary (other than at-will employment relationships and any cash dividends and distributions in respect of shares of Company Stock).

Except as described on Schedule 4.5 hereof, neither such Stockholder nor any of its affiliates (other than the Company or another Stockholder) has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company or any Subsidiary.

The forgoing provisions of this Section 4.5 shall not be construed to be violated by the existing banking relationship between Paribas and its affiliates with the Company and its Subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder severally represents and warrants to the Buyer that, to the Knowledge of that Stockholder:

5.1.          SEC Documents; Undisclosed Liabilities.  The Company has filed all material reports, schedules, forms and registration statements with the Securities and Exchange Commission (the “SEC”) required to be filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder since January 1, 1999 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the

Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).  Except as set forth on Schedule 5.1 hereof, since December 27, 2002 until the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 27, 2002 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 27, 2002 in the ordinary course of business and consistent with past practice, (iv) to the extent specifically described in the SEC Documents filed since December 27, 2002 but on or prior to the date hereof (the “Recent SEC Documents”), or (v) as would not, individually or in the aggregate, have a Material Adverse Effect.

5.2.          Absence of Certain Changes or Events.  Except as disclosed in the SEC Documents filed or press releases of the Company issued prior to the date hereof, or except as set forth on Schedule 5.2 hereof, the Company and the Subsidiaries have conducted the Company’s and its Subsidiaries’ businesses only in the ordinary course consistent with past practice and there has been no Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 5.2 or as reflected in the Recent SEC Documents, since December 27, 2002, neither the Company nor any Subsidiary has (a) purchased or redeemed any shares of its stock (including, without limitation, the Company Stock), or granted or issued any option, warrant or other right to purchase or acquire any such shares, (b) suffered any change or received any threat of any change in any of its relations with, or any loss or threat of loss of, any of the suppliers, clients, distributors, customers or employees that would, individually or in the aggregate, have a Material Adverse Effect, including any such loss or change which may result from the transactions contemplated by this Agreement, (c) changed any method of keeping of their respective books of account or accounting principles (other than as required by law), (d) entered into any transaction, agreement, event or arrangement outside the ordinary course of the conduct of the businesses of the Company or any Subsidiary, (e) changed or modified in any respect material to the Company its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (f) incurred any damage, destruction, theft, loss or business interruption, whether covered by insurance or not, that would have a Material Adverse Effect, or (g) made any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to any securities of the Company.

5.3.          Contracts.  Each outstanding Contract of the Company is valid and binding, enforceable against the Company or any Subsidiary in accordance with its terms, and is in full force and effect, except as may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and any applicable equitable principles (whether considered in a proceeding at law or in equity).  The Company or any Subsidiary and each of the other parties thereto have performed all obligations required to be performed by them under, and are not in default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default, except for failures or occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any written claim from any other party to any such Contract that the Company or any Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder, except for breaches, defaults or delinquencies which, individually or in the aggregate, would not have a Material Adverse Effect.

5.4.          Litigation.  Except as set forth on Schedule 5.4 hereof, there is no action, claim, suit, review, proceeding or investigation in any court or before any governmental agency or authority pending or threatened against the Company or any Subsidiary which if adversely determined against the Company or such Subsidiary would have a Material Adverse Effect.  Except as set forth in Schedule 5.4 hereof, neither the Company nor any Subsidiary is a party to, or bound by, any outstanding orders, rulings, judgments, settlements, arbitration awards or decrees (or agreements entered into or any administrative, judicial or arbitration award with any governmental authority) with respect to or affecting the properties, assets, personnel or business of the Company or any Subsidiary, the enforcement of which or compliance with which would have a Material Adverse Effect, or could reasonably be expected to affect the (i) validity of this Agreement or its enforceability against any Stockholder or the Company, (ii) consummation by any Stockholder or the Company of the transactions contemplated by this Agreement, or (iii)

compliance by any Stockholder or the Company with the terms of this Agreement.

5.5.          Compliance with Laws.  The Company and its Subsidiaries have been and are in compliance with all applicable federal, state, local or foreign laws, rules and regulations currently in effect, except where the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and its Subsidiaries possess and are in compliance with all governmental permits, registrations, certificates, licenses, authorizations, easements, leases and variances (“Permits”) necessary for the conduct of the Company’s and its Subsidiaries’ businesses as presently conducted, and will continue to possess and be in compliance with such Permits immediately after the Closing, and each of such Permits is and will be immediately after the Closing in full force and effect in favor of the Company or a Subsidiary, except where the failure to so possess, comply with or be in effect would not, individually or in the aggregate, have a Material Adverse Effect.

5.6.          Environmental Matters.  Except as disclosed on Schedule 5.6 hereof or in the SEC Documents:

(a)           The Company and each Subsidiary has conducted and is now conducting its operations in compliance with all applicable foreign, federal, state and local environmental and employee protection laws, rules, regulations, ordinances, the common law, judgments, orders, consent agreements, work practices, standards and norms (“Environmental Laws”), and holds and has been and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws (“Environmental Permits”), except, in each case, where any such noncompliance or failure would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Since September 25, 1996, neither the Company nor any Subsidiary has received any notice, citation, summons, order or complaint, and no penalty has been assessed or is pending or threatened by any third party (including, without limitation, any governmental agency) with respect to (i) the use or Release (as defined below) of any and hazardous or toxic substances, wastes or materials, or any pollutants, contaminants, or dangerous materials regulated as such by Environmental Laws (“Hazardous Materials”) by or on behalf of the Company or its Subsidiaries, (ii) non-compliance with Environmental Laws or (iii) failure to hold or comply with Environmental Permits.  Since September 25, 1996, neither the Company nor any Subsidiary has received any written claims or demands or other notification that the Company or any Subsidiary is required by Environmental Law to conduct any material investigation, cleanup, remedial action or other response action of or with respect to Hazardous Materials.

(c)           No Hazardous Materials have been released, spilled, leaked, discharged,

disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released” and as the context requires, “Release”) by the Company or any Subsidiary that have resulted, or are reasonably likely to result, in remediation liabilities or obligations, except to the extent any such liabilities or obligations, individually or in the aggregate, would not have a Material Adverse Effect.

5.7.          Taxes.

(a)           Except as set forth in Schedule 5.7.1 hereof, (i) the Company and its Subsidiaries have timely filed with the appropriate Taxing Authority all Tax Returns that they were required to file and have timely paid in full all Taxes that they were required to pay; (ii) all Tax Returns are true, correct and complete except where the failure to be true, correct and complete would not, individually or in the aggregate, have a Material Adverse Effect; and (iii) there are no liens for Taxes upon the Company, any of its Subsidiaries, or their assets, except liens for current Taxes not yet due and payable.  Except as set forth on Schedule 5.7.2 hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Taxes.

(b)           As used in this Agreement: (i) “Taxes” means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, value-added, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on the Company or any of its Subsidiaries; (ii) “Tax Return” means any material return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Taxes paid or payable by the Company or any of its Subsidiaries; and (iii) “Taxing Authority” means any federal, state, local, or foreign governmental entity or other authority (individually or collectively).

(c)           Except as set forth on Schedule 5.7.3 hereof, there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against the Company or any of its Subsidiaries in respect of any Tax, and no notice of deficiency or proposed adjustment for any amount of Tax has been received from any Taxing Authority.  No Taxing Authority with which the Company or any of its Subsidiaries does not file Tax Returns has claimed that such company is or may be subject to taxation by that Taxing Authority.

(d)           There is no agreement or arrangement with any person or entity (other than any tax sharing agreement exclusively among the Company and its Subsidiaries) pursuant to which the Company or any of its Subsidiaries would have an obligation with respect to Taxes of another person or entity following the Closing.

(e)           Except as set forth on Schedule 5.7.4, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations (as that term is defined in Section 1504(a)(1) of the Code) other than the group of which the common parent is the Company or the group of which the common parent was Amerimax UK, Inc., or has any liability for the Taxes of any person (other than any of the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

(f)            Except as disclosed on Schedule 5.7.5 hereof, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

5.8.          Employee Benefit Matters.

(a)           Schedule 5.8.1 hereof lists all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all pension, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts, policies, or practices maintained, contributed to, or required to be contributed by the Company or any ERISA Affiliate (as hereinafter defined) (or with respect to which the Company or any ERISA Affiliate may have any liability) (the “Benefit Plans”) within the United States.  Each Benefit Plan maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate (or with respect to which the Company or any ERISA Affiliate may have liability) outside the United States (the “Foreign Plans”) is disclosed on Schedule 5.8.2 hereof.  For purposes of this Section 5.8, the term “ERISA Affiliate” means (i) any person included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which the Company is a member within the meaning of Section

414(m) of the Code; or (iv) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code.

(b)           As applicable, with respect to each of the Benefit Plans, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, and in either case all related agreements including, without limitation the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the most recently filed Form 5500 series and all schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the most recent trustee report; (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Benefit Plans within the past five years and (vi) the equivalent under applicable local law of items (ii) through (v) with respect to the Foreign Plans, in each case have been made available to Buyer.

(c)           The Company and each ERISA Affiliate are in compliance with the provisions of ERISA and the Code (including, as applicable, and without limitation, the qualification requirements of sections 401, et. seq. and the continuation coverage requirements of section 4980B, thereof) applicable to the Benefit Plans or, in the case of the Foreign Plans, the applicable laws of each jurisdiction in which any of the Foreign Plans are maintained, except where noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.  Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code or of the applicable laws of each jurisdiction in which any of the Foreign Plans are maintained, except where noncompliance would not, individually or in the aggregate, have a Material Adverse Effect.

(d)           Except as set forth in Schedule 5.8.3, no Benefit Plan is (or at any time has been) a “multiemployer plan” as defined in Section 3(37) of ERISA.

(e)           There are no pending audits or investigations by any governmental agency involving the Benefit Plans or the Foreign Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans or Foreign Plans), suits or proceedings involving any Benefit Plan or Foreign Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim, suit or proceeding.

(f)            Except as set forth in Schedule 5.8.4 or as disclosed in the SEC Documents, all contributions to, and payments from, the Benefit Plans and the Foreign Plans, (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made, except where the failure to make such contributions or payments would not, individually or in the aggregate, have a Material Adverse Effect.  Except as set forth in Schedule 5.8.4 or as disclosed in the SEC Documents, all such contributions to the Foreign Plans, and all payments under the Foreign Plans, for any period ending before the Closing Date that are not yet, but will be, required to be made, are properly accrued and reflected on the financial statements of the employer maintaining such plan.

(g)           Except as set forth in Schedule 5.8.5 and except for the Euramax UK Pension Plan or as disclosed in the SEC Documents, the assets of each of the Benefit Plans and the Foreign Plans which is an “employee pension plan” (as defined in Section 3(2) of ERISA) or otherwise provides retirement, medical or life insurance benefits following retirement, are at least equal to the liabilities of such plans, except for failures which would not, individually or in the aggregate, have a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyers hereby represent and warrant to the Stockholders as follows:

6.1.          Organization.  Each of the Fund and CVC/SSB is a limited partnership duly created and validly existing under the laws of the State of Delaware, and the Executive Fund is a limited liability company duly created and validly existing under the laws of he State of Delaware.  Each Buyer has all requisite limited partnership or limited liability company power and authority, as applicable, to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

6.2.          Power and Authority.  The execution, delivery, and performance by each Buyer of this Agreement, and each Ancillary Agreement to which each Buyer is a party, and the consummation by each Buyer of the transactions contemplated hereby  and thereby have been duly authorized by all necessary limited partnership or limited liability company action, as applicable, on the part of each Buyer.  This Agreement has been, and each Ancillary Agreement to which each Buyer is a party will be, duly and validly executed and delivered by each Buyer and constitutes, or will constitute, the valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms.

6.3.          No Conflict.  The execution, delivery, and performance by each Buyer of this

Agreement, and each Ancillary Agreement to which each Buyer is a party, and the consummation by each Buyer of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which any Buyer is subject, (ii) violate any order, judgment, or decree applicable to any Buyer, (iii) violate any provision of the organizational documents of any Buyer or (iv) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which any Buyer is a party or by which it may be bound or affected, except, in each case, for violations that in the aggregate would not materially hinder or impair the ability of any Buyer to perform its obligations hereunder or the consummation of the transactions contemplated hereby.  The Fund is, and as of the Closing will continue to be, an “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act as of the date of this Agreement) of Citicorp Venture Capital, Ltd., a New York Corporation.

6.4.          Consents.  Except as set forth on Schedule 6.4 hereof, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority or third party is required to be obtained or made by any Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party or the taking by Buyer of any other action contemplated hereby or thereby.

6.5.          Brokers.  Buyer has retained no broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement.

6.6.          Purchase for Investment.  Buyer is purchasing the Company Stock being purchased by it pursuant to Section 1.1 hereof for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws.

6.7.          Sufficient Funds.  As of the Closing Date, Buyer will have sufficient funds to consummate the purchase of the Company Stock being purchased by it pursuant to Section 1.1 hereof.

ARTICLE VII
COVENANTS

7.1.          Cooperation by the Stockholders and the Company.  From the date hereof and prior to the Closing, the Stockholders and the Company will use their respective reasonable best efforts, and will cooperate with Buyer, to secure all necessary consents, approvals, authorizations, exemptions, and waivers from governmental authorities or other third parties (including any required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1974, as amended (the “HSR Act”), or similar foreign antitrust/competition laws), as shall be required in order to enable the Company and the Stockholders to effect the transactions contemplated hereby, and will otherwise use their respective reasonable best efforts to cause the consummation of such transactions, in accordance with the terms and conditions hereof.

7.2.          Conduct of the Business Pending Closing.  From and after the date hereof until the Closing Date, except as set forth in the disclosure schedules hereto or unless Buyer shall otherwise consent in writing, the Company and each its Subsidiaries shall: (a) carry on its business in the ordinary course in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use its reasonable best efforts to preserve intact its present business organization, to keep available in all material respects the services of its present officers and employees, and to preserve for its business the good will of the customers, suppliers and others having business relations with it, (b) not amend its Certificate of Incorporation or Bylaws, or other organizational documents, (c) not adopt a plan of liquidation or dissolution, and not merge or consolidate with, or purchase substantially all or a material portion of the assets of, or otherwise acquire any business of any person, (d) not take any action described in Section 5.2(a)-(g), nor otherwise take any action or omit to take any actions which action or omission would result in a breach or inaccuracy of any of their representations and warranties contained herein in any material respect at, or as of any time prior to the Closing, (e) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice, (f) not take any action or omit to take any action which will result in a violation of any applicable law or cause a breach of any agreements, contracts or commitments by it (including, without limitation, the Contracts), except for violations or breaches which, individually or in the aggregate, would not have a Material Adverse Effect, (g) not issue, redeem, repurchase, split or reclassify any capital stock or other equity securities or issue, become a party to, redeem or repurchase any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock, or its other equity securities, if any, or grant any stock appreciation, phantom stock or similar rights, (h) not agree or commit to do any of the foregoing referred to in clauses (a) - (g), and (j) promptly advise Buyer of any fact, condition, occurrence or change known to the Investors or the Company that would cause of breach of this Section 7.2 or would have a Material Adverse Effect.

7.3.          Access.  From and after the date hereof, the Company shall provide Buyer with such information as Buyer from time to time reasonably may request with respect to the Company and its Subsidiaries and provide Buyer and its officers, consultants, employees, counsel, agents and other representatives full access during regular business hours and upon reasonable notice (but in a manner not materially disruptive to the Company’s operations) to their respective properties, books and records as Buyer from time to time reasonably may request, so that Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties, environmental affairs and other affairs of the Company and its Subsidiaries.

7.4.          Directors; Resignations.   At the Closing, the Investors and the Company will cause to be delivered to the Company written resignations of each director of the Company or its Subsidiaries identified on Schedule 7.4 hereof.  The Investors and the Company shall cause all of the directors of the Company immediately prior to the Closing to execute a unanimous written consent approving the election of two individuals selected by Buyer as directors of the Company as of Closing.

7.5.          Fulfillment of Agreements.  The Stockholders and the Company shall use their reasonable best efforts to cause all of the conditions to the obligations of Buyer under Article VIII of this Agreement to be satisfied on or prior to Closing.  The Stockholders and the Company shall promptly notify Buyer of any event or fact coming to any Stockholder’s or the Company’s attention prior to Closing which causes any of the Stockholders’ or the Company’s representations, warranties, covenants or agreements contained under this Agreement that are qualified by materiality limitations to be inaccurate and those that are not qualified by materiality limitations to be inaccurate in any material respect.  The Stockholders, to the extent it is within their control, and the Company shall use their reasonable best efforts to cure before the Closing any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any such covenant or agreement under this Agreement to be breached or that renders or will render inaccurate any such representation or warranty contained in this Agreement.  No notice given pursuant to this Section 7.5 shall have any effect on (i) the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining the satisfaction of any condition contained herein or (ii) any right to indemnity hereunder.

7.6.          Insurance.  The Company and each Subsidiary shall maintain in full force and effect the policies of insurance held by the Company or any Subsidiary as of the date hereof, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by Buyer.

7.7.          Confidentiality.  Each Stockholder shall, and shall cause his or her affiliates and representatives to, keep confidential and not disclose to any other person or entity or use for his or its own benefit or the benefit of any other person or entity any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises or inventions of the Company and its Subsidiaries or their business and operations (“Confidential Information”) in his, its or their possession or control.  The obligations of the Stockholders under this Section 7.7 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority or (iii) requested by any regulatory or other government body; provided, however, that, in any such case, the Stockholder subject to such requirement shall notify the Company as early as reasonably practicable prior to disclosure to allow the Company to take appropriate measures to preserve the confidentiality of such Confidential Information at the cost of Company.

7.8.          Hart-Scott-Rodino Act.  As soon as practicable after the date of this Agreement, Buyer, the Investors and the Company shall, in cooperation with each other, file (or cause to be filed) with each of the United States Department of Justice (the “DOJ”) and the Federal Trade Commission (“FTC”), and any required foreign governmental bodies, any reports or notifications that may be required to be filed by them under the HSR Act or similar foreign antitrust/competition laws in connection with the transactions contemplated by this Agreement.  All fees due from any party to the FTC, DOJ or other foreign governmental bodies under the HSR Act or similar foreign antitrust/competition laws in connection with the filing of any of those reports or notifications shall be paid by the Company.

7.9.          Further Assurances .  At any time or from time to time after the Closing, Buyer shall, at the request of any Stockholder, execute and deliver any further instruments or documents and take all such further action as such Stockholder may reasonably request in order to evidence the consummation of the transactions contemplated hereby. At any time or from time to time after the Closing, each Stockholder shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

7.10.        Assignment of Registration Rights.  Effective as of the Closing, and without any further action required by any party hereto, each Investor hereby assigns to Buyer all of its rights and benefits under the Registration Rights Agreement, dated as of September 25, 1996, as amended by the First Amendment to the Registration Rights Agreement, dated December 8, 1999, by and among the Company, the Investors, Citicorp Venture Capital, Ltd. and the other stockholders named therein.

7.11.        Exclusivity.  Neither any Stockholder nor the Company nor any of their respective officers, directors, employees, affiliates, agents or representatives will, directly or indirectly, encourage, initiate or solicit offers for, furnish information regarding or engage in any negotiations, meetings or other communications with any third party concerning, or enter into any agreements with respect to, any acquisition of the Company Stock being purchased hereunder, the Company or its Subsidiaries or any of the businesses of the Company or its Subsidiaries, by any party other than Buyer, and in the event that during such period any offers are received, the Stockholders and the Company will promptly communicate to Buyer their existence and terms, and the identity of the party making such offer.

7.12.        Credit Agreement.  The Company shall use its commercially reasonable best efforts to obtain all necessary approvals, amendments, consents or waivers under the Second Amended and Restated Credit Agreement, dated as of March 15, 2002, among the Company, certain of the Company’s Subsidiaries, and the Lenders named therein (as amended, the “Credit Agreement”), or under any Loan Documents (as defined in the Credit Agreement), which are or become necessary to consummate the transactions contemplated hereby (the “Senior Lender Approvals”).

7.13.        Restrictive Covenants.

(a)           During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, no Stockholder shall, nor shall any such Stockholder direct, encourage or knowingly permit any affiliate to, directly or indirectly, (i) call-on, solicit or induce, or attempt to solicit or induce, any employee or staff of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries for any reason whatsoever (excluding ordinary course public advertisements not specifically targeted at employees of the Company or its Subsidiaries), nor (ii) offer or provide employment (whether such employment is for a Stockholder or any other business or enterprise), either on a full-time basis or part-time or consulting basis, to any person who then currently is, or who within six months immediately prior thereto was, an officer or other management employee of the Company or its Subsidiaries.  No Investor will be deemed in violation of subclause (ii) of the foregoing sentence if representatives of separate operating divisions of such Investor cause such Investor to offer or provide employment to a relevant employee of the Company or its Subsidiaries as a result of ordinary course public advertisements, if such representatives of the separate division of that Investor were not aware of the existence of this Agreement and were not directed, encouraged, or knowingly permitted to take such actions by representatives of such Investor who were aware of the existence of this Agreement.

(b)           Each Stockholder acknowledges and agrees that the provisions of this

Section 7.13 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the Company.  No Stockholder shall contest that Buyer’s and the Company’s remedies at law for any breach or threat of breach by such Stockholder or any of its affiliates of the provisions of this Section 7.13 will be inadequate, and that Buyer and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 7.13 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer or the Company may be entitled at law or equity.  The restrictive covenants contained in this Section 7.13 are covenants independent of any other provision of this Agreement or any other agreement between the parties hereunder and the existence of any claim which any Stockholder may allege against Buyer under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(c)           If any of the provisions contained in this Section 7.13 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

7.14.        No Parachute Payments.  Prior to the Closing, the Company and its Subsidiaries shall, and each Stockholder shall cooperate with the Company and its Subsidiaries to: (i) obtain a favorable vote by the holders of 75% or more of the Company’s outstanding voting shares to approve any agreement, contract, arrangement or plan disclosed (or required to be disclosed) on Schedule 5.7.5; and (ii) take, or, in any case in which whether any such payment is made is discretionary, refrain from taking, any other action reasonably necessary to prevent such payment from constituting an “excess parachute payment” within the meaning of Section 280G of the Code.  For the avoidance of doubt, once the Company has received the shareholder approval contemplated by this Section 7.14, it is understood that the Company is required to make all such payments whether or not, despite that approval, such payments constitute “excess parachute payments.”  In connection therewith, each Stockholder will execute a written consent or other approval in the form provided by the Company approving such payments under Section 280G(b)(5).

7.15.        D&O Indemnification.

(a)           The Company and Buyer agree that all rights to indemnification or exculpation by the Company now existing in favor of each present and former director or officer of the Company (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, shall survive the Closing.  No change to such indemnification or exculpation rights shall affect or reduce rights to indemnification or exculpation as in effect on the date of this Agreement.  The indemnification and exculpation rights hereunder shall be considered contract rights and any amendments, repeals or modifications shall not be effective against the Indemnified Parties as of the date hereof.

(b)           In addition the Company will provide, for a period of six (6) years after the Closing, the coverage provided by the policies of directors and officers liability and fiduciary insurance most recently maintained by the Company (the “D&O Insurance”); provided, that the Company may substitute therefor policies that are no less favorable in any material respect than the Company’s existing D&O Insurance policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, so long as such substitution does not result in gaps or lags in coverage with respect to matters occurring prior to the Closing; and provided, further, that the Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual aggregate premium paid by the Company for such insurance in fiscal year 2002, but in such case shall purchase as much such coverage as possible for such amount.

(c)           Any Indemnified Party wishing to claim indemnification under this Section 7.15 after the Closing, upon learning of any claim, action, suit, proceeding or investigation (a “Claim”), shall notify the Company thereof (although the failure to so notify the Company shall not relieve the Company from any liability that the Company may have under this Section 7.15, except to the extent such failure actually prejudices the Company).  In the event of any such Claim, the Company shall have the right to assume the defense thereof and the Company shall not be liable to such Indemnified Party for any legal expenses of other counsel incurred after the Company assumes such defense or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Company elects not to assume such defense or fails to assume such defense within fifteen (15) days of receipt of notice, or if under the applicable standards of professional conduct no one law firm could represent the Company and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Company; provided, however, that (i) the Company shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all Indemnified Parties, (ii) the Company and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Company shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified

Party in the manner contemplated hereby is prohibited by applicable law.  The Company will not effect any settlement which would impose any ongoing obligation upon an Indemnified Party (including, but not limited to, injunctive relief) absent the prior written consent of the affected Indemnified Party.

This Section 7.15 is intended to benefit the Company, the Buyer and the Indemnified Parties and their respective heirs, attorneys and estates, and shall be binding on all successors and assigns of the Company and the Buyer.

ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

8.1.          Representations and Warranties True and Correct .  All of the representations and warranties of each of the Stockholders and the Company contained in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement, shall be true and correct on the date of this Agreement, such Ancillary Agreement or such certificate, as the case may be, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date and except for representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects).

8.2.          Covenants and Agreements Performed.  Each of the Stockholders and the Company shall have performed or complied with in all material respects, or delivered, all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with, or delivered by each of the Stockholders and the Company prior to or on the Closing Date.

8.3.          Stockholders’ and Company Closing Certificates.  Buyer shall have been furnished with (i) a certificate executed by the Company (the “Company Closing Certificate”) and (ii) a certificate executed by the Stockholders’ Representative (on behalf of the Stockholders) (the “Stockholder Closing Certificate”), respectively, in each case dated the Closing Date, certifying that the conditions set forth in Sections 8.1 and 8.2 have, with respect to the Company and the Stockholders, respectively, been fulfilled (or waived) at or prior to the Closing Date.

8.4.          No Prohibition or Proceedings.  No statute, rule or regulation, or order of any court or administrative agency shall be in effect, and no action or proceeding shall be pending or threatened, that prohibits Buyer from consummating the transactions contemplated hereby or the ability of the Company and each of its Subsidiaries to conduct its business substantially in the manner that such business was being conducted prior to the Closing.

8.5.          Consents.  The waiting period under the HSR Act shall have expired or been terminated and all other consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby shall have been obtained.  The Company shall have received the consents from third parties set forth on Schedule 3.4 hereof in forms reasonably acceptable to Buyer.

8.6.          Opinions.  Buyer shall have received the written opinions of Kirkland & Ellis on behalf of CVC Europe and Kenneth L. Spangler, Esq. on behalf of Paribas, respectively, each dated the Closing Date, substantially to the effect set forth on Exhibit 8.6.1 and Exhibit 8.6.2 attached hereto, respectively.

8.7.          Shareholder Agreement.  The Company and the stockholders of the Company identified on Schedule 8.8 hereof shall have duly executed and delivered a Securities Holders Agreement dated the date hereof, such Securities Holders Agreement to be in full force and effect as of Closing without being challenged or disputed by such stockholders through and including the Closing.

8.8.          Tag-Along Waivers.  Buyer shall have received from the stockholders of the Company identified on Schedule 8.8 hereof waivers of such stockholders’ rights under the Shareholders Agreement or otherwise to participate in the purchase and sale contemplated by this Agreement, such waivers to be in full force and effect without being challenged or disputed by such stockholders through and including the Closing, with respect to the number of shares of Company Stock owned by the applicable stockholders as set forth on Schedule 8.8 hereof.

8.9.          FIRPTA Certificate.  Buyer shall have been furnished with a certificate executed by the Company, in accordance with Treasury Regulation Section 1.445-2(c)(3), certifying that the Company Shares do not constitute U.S. real property interests as defined in Section 897(c) of the Code.

8.10.        Material Adverse Effect.  Between the date hereof and the Closing Date, a Material Adverse Effect shall not have occurred.

8.11.        Certain Shareholder Approvals.  The Company and its Subsidiaries shall have obtained 75% or more of the Company’s outstanding voting shares approving any agreement,

contract, arrangement or plan on Schedule 5.7.5 referred to in Section 7.14 hereof, and the Company, its Subsidiaries and the Stockholders shall have taken all other necessary action (or refrained from taking an action) to otherwise comply with Section 7.14 hereof and to reasonably satisfy Buyer that no payments made pursuant to any agreements, contracts, arrangements or plans disclosed on Schedule 5.7.5 have resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

ARTICLE IX
CONDITIONS TO STOCKHOLDERS’ OBLIGATIONS

The obligations of the Stockholders to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction or waiver (provided that the consent of all parties to the Agreement, including any management Tag Sellers, will be required to waive the performance of the covenants and agreements contained in Section 7.14 hereof) on or prior to the Closing Date of all of the following conditions:

9.1.          Representations and Warranties True and Correct.  All of the representations and warranties of Buyer contained in this Agreement, in any Ancillary Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct on the date of this Agreement, such Ancillary Agreement or such certificate, as the case may be, and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly relate to a date earlier than the Closing Date which shall continue to be true and correct as of the specified date and except for representations and warranties that contain Material Adverse Effect or other materiality qualifications, which shall be true and correct in all respects).

9.2.          Covenants and Agreements Performed.  Buyer shall have performed or complied with in all material respects, or delivered, all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with, or delivered by Buyer prior to or on the Closing Date.

9.3.          Buyer Closing Certificate.  The Stockholders’ Representative shall have been furnished with a certificate executed by an officer of Buyer (the “Buyer Closing Certificate”), dated the Closing Date, certifying that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled (or waived) at or prior to the Closing Date.

9.4.          No Prohibition or Proceedings.  No statute, rule or regulation, or order of any court or administrative agency shall be in effect, and no action or proceeding shall be pending or threatened, that prohibits the Stockholders from consummating the transactions contemplated hereby.

9.5.          Governmental Consents and Other Approvals.  The waiting period under the HSR Act shall have expired or been terminated and all consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby, if any, shall have been obtained.  TheSenior Lender Approvals shall have been obtained.

9.6.          Ratification by the Fund.  The Fund shall ratify the unanimous written consent of the Board of Directors of the Company, dated the date hereof, in the form provided to the Fund on the date hereof.

ARTICLE X
TERMINATION PRIOR TO CLOSING

10.1.        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of Buyer and the Stockholders’ Representative;

(b)           By either the Stockholders’ Representative or Buyer by written notice given to the other, if the Closing has not occurred on or before May 15, 2003 (the “Termination Date”) through no fault of (i) Buyer, in the case of notice from Buyer, or (ii) the Stockholders or the Company, in the case of notice from the Stockholders’ Representative; provided, however, that either the Buyer or the Stockholders’ Representative may, by written notice to the other, extend the Termination Date to June 15, 2003 if the sole reason that the Closing shall not have occurred is due to the failure of the conditions set forth in the first sentence of Sections 8.5 or 9.5 hereof (to the extent relating exclusively to approvals or authorizations required from governmental agencies in Europe relating to competition laws);

(c)           By either the Stockholders or Buyer by written notice given to the other, if there has been a material breach by (i) Buyer, in the case of notice from the Stockholders’ Representative, or (ii) the Stockholders or the Company, in the case of notice from Buyer, of any of the representations, warranties, covenants or agreements made by such person in this Agreement.

10.2.        Effect on Obligations.  Termination of this Agreement prior to Closing pursuant to Section 10.1 hereof shall terminate all obligations of the parties hereunder, except for their obligations under Section 12.9 (regarding public announcements) and Section 12.6 (regarding expenses) hereof; provided, however, that termination pursuant to Section 10.1(c) hereof by reason of a willful breach of any representations, warranties, covenants or agreements shall not relieve the willfully breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to such breach.

ARTICLE XI
SURVIVAL AND INDEMNIFICATION

11.1.        Survival.  The representations and warranties under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby shall survive until the expiration of the fifteen (15) month period following the Closing Date (the “Survival Period”) and no action or claim for Losses (as hereinafter defined) resulting from any misrepresentation or breach of warranty shall be brought or made after the Survival Period, except that such time limitation shall not apply to:

(a)           claims for Losses under Section 11.2(a)(iii) hereof (relating to certain Taxes), which may be asserted until December 31, 2005;

(b)           claims for misrepresentations and breach of warranties relating to Sections 3.1 and 6.1 hereof (relating to organization), Section 3.2 and 6.2 hereof (relating to authority), Section 3.5 hereof (relating to capitalization), and all of Article IV hereof (relating to certain Stockholder representations), or claims relating to breaches of covenants, all of which may be asserted until the running of the applicable statute of limitations (giving effect to any waiver or extension thereof); and

(c)           any claims which have been asserted and which are the subject of a written notice from the Stockholders to Buyer or from Buyer to the Stockholders, as may be applicable, prior to the expiration of the Survival Period or other applicable time restriction set forth in this Section 11.1.

11.2.        General Indemnification.  (a)  Following the Closing, each Stockholder shall severally, and not jointly, indemnify and defend the Buyer and each of its respective directors, officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)            any misrepresentation or breach of any representation or warranty (excluding the representations and warranties made in Article IV hereof, which shall be governed by Section 11.2(b) hereof, but including the representations and warranties made in Articles III and V hereof) made by that Stockholder in this Agreement, any Ancillary Agreement or any disclosure schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement;

(ii)           any breach of any covenant made by the Company in this Agreement, any Ancillary Agreement or any disclosure schedule furnished or to be furnished to Buyer in connection with or as contemplated by this Agreement, which covenant of the Company requires performance prior to the Closing;

(iii)          (a) notwithstanding any disclosures in the disclosure schedules, any Taxes arising from adjustments by any Taxing Authority or the filing of an amended Tax Return, with respect to any Tax Return that was filed, or was required to be filed, prior to the Closing Date, to the extent the Taxes arising from such adjustments or amended returns relate directly or indirectly to the Reorganization or any agreements entered into by the Company or any of its affiliates in connection with or as result of the Reorganization, and (b) any Taxes arising from or attributable to a distribution by any Subsidiary of earnings and profits or distributable reserves that were generated as a result of the Reorganization, provided, that in the case of such a distribution by a Subsidiary occurring after the Closing Date, only to the extent Taxes imposed on such post-Closing distribution are not incurred as a result of affirmative actions taken by such Subsidiary after Closing which cause such Subsidiary to be managed and controlled for Tax purposes in a country other than the country in which it was managed and controlled immediately prior to the Closing; and

(iv)          the enforcement by Buyer of its rights under this Section 11.2(a).

Notwithstanding the foregoing, the parties acknowledge and agree that Buyer shall not be entitled to indemnification under Section 11.2(a)(i) in respect of Losses to which it is entitled to indemnification under Section 11.2(a)(iii) (calculated without regard to any limitation on such Losses contained herein).

(b)           Following the Closing, each Stockholder shall severally (and not jointly) indemnify the Buyer and each of its respective directors, officers, affiliates, employees, agents and representatives, and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)            any misrepresentation or breach of any representation or warranty made by such Stockholder in Article IV hereof; provided, however, that a Stockholder shall not be liable in any respect for any Losses resulting from any misrepresentation or breach by any other Stockholder of the representations and warranties of such other Stockholder contained in

Article IV hereof;

(ii)           any breach by such Stockholder of any covenants made by such Stockholder herein; provided, however, that a Stockholder shall not be liable in any respect for any Losses resulting from any breach by any other Stockholder of any covenants made by such other Stockholder; and

(iii)          the enforcement by Buyer of its rights under this Section 11.2(b) against such Stockholder.

(c)           Following the Closing, Buyer shall indemnify the Stockholders and shall hold each of them harmless from and against all Losses that are incurred or suffered by any of them in connection with or resulting from:

(i)            any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any disclosure schedule furnished or to be furnished to the Stockholders in connection with or as contemplated by this Agreement;

(ii)           any breach of any covenant made by Buyer in this Agreement, any Ancillary Agreement or any disclosure schedule furnished or to be furnished to the Stockholders in connection with or as contemplated by this Agreement, whether such covenant requires performance prior to or after the Closing, or any breach of any covenant made by the Company in this Agreement, any Ancillary Agreement or any disclosure schedule furnished or to be furnished to the Stockholders in connection with or as contemplated by this Agreement, which covenant of the Company requires performance after the Closing; and

(iii)          the enforcement by the Stockholders of their rights under this Agreement.

(d)           Notwithstanding the foregoing, the Stockholders shall not be obligated to provide any such indemnification for Losses pursuant to claims under Section 11.2(a) hereof (other than claims under Section 11.2(a)(iii) hereof (relating to certain Taxes)) unless the aggregate amount of such Losses exceeds U.S.$4,000,000 (the “Threshold”), in which case the indemnitor will be liable only for its share of the Losses in excess of such Threshold as provided below.  The maximum amount of Losses Buyer may recover pursuant to claims under Section 11.2(a) hereof shall not exceed U.S.$40,000,000 (the “Maximum”); provided, however, that:

(i)            the maximum amount of Losses Buyer may recover pursuant to claims under Section 11.2(a)(iii) hereof (relating to certain Taxes) shall not exceed U.S.$15,000,000 (the “Special Tax Maximum”);

(ii)           with respect to each claim for indemnification brought under Section 11.2(a), no Stockholder will be liable for more than such Stockholder’s Stockholder Portion of the Losses relating to such claim (after taking into account the Threshold, the Maximum and the Special Tax Maximum, if applicable).  The maximum liability of each Stockholder for Losses relating to all claims for indemnification brought under Section 11.2(a) will in no event exceed the product obtained by multiplying (x) the Maximum (or, if greater, the amount of Losses if a claim relating to Section 3.1, Section 3.2 or Section 3.5 hereof) by (y) such Stockholder’s Stockholder Portion;

(iii)          the Threshold and Maximum shall not apply to Losses arising in respect of claims for misrepresentations and breach of warranties relating to Section 3.1 hereof (relating to organization), Section 3.2 hereof (relating to authority), Section 3.5 hereof (relating to capitalization) and all of Article IV hereof (relating to certain Stockholder representations), all of which may be asserted without limitation; and

(iv)          the Threshold shall not apply to Losses arising in respect of claims under Section 11.2(a)(iii) hereof (relating to certain Taxes).

Without limiting the forgoing, in no event shall the amount of Losses Buyer may recover from a particular Stockholder pursuant to claims under Section 11.2(a) or 11.2(b) hereof exceed the Purchase Price Payment received by such Stockholder (or in the case of a Tag Seller who is a member of Company management, the Purchase Price Payment received by such Tag Seller less any amount expended by such Tag Seller on legal fees with respect to such indemnification claim).

No limitation or condition of liability provided in this Article XI shall apply to Buyer, the Company or a particular Stockholder, respectively, for any misrepresentation or breach of warranty or covenant contained herein if such misrepresentation or breach of warranty or covenant was made by Buyer, the Company, or a particular Stockholder willfully or with intent to deceive (it being understood that no other Stockholder shall lose the benefits of the limitations and conditions of liability provided in this Article XI for breaches made willfully or with intent to deceive by a particular Stockholder).  For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of any Losses incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to Material Adverse Effect shall be disregarded.

The right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and agreements contained herein will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or agreement; provided, however, that Buyer shall not be entitled to indemnification for Losses under this Article XI with respect to any breach of a representation or warranty set forth in Article III hereof if the Indemnitor can establish that Buyer had Buyer Knowledge of the falsity or inaccuracy of such representation or warranty on or before the date hereof; provided, further, that indemnification for such Losses shall only be limited or reduced by the amount of such Losses attributable to such falsity or inaccuracy for which Buyer had Buyer Knowledge on or before the date hereof.  For purposes of the forgoing, “Buyer Knowledge” means the actual knowledge of Joseph M. Silvestri.

(e)           (i)  A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.”  A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”  As soon as is reasonable after an Indemnitee either (a) receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder or (b) sustains any Loss not involving a third-party claim or action which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under Article XI hereof, notify such Indemnitor in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnitor shall not relieve Indemnitor of its indemnity obligation, except to the extent Indemnitor is actually prejudiced in its defense of the action by such failure.  Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, action or Loss, to the extent known.  Except as provided in this Section 11.2, Indemnitor shall have the right, using counsel reasonably acceptable to the Indemnitee, to contest, defend, litigate or settle any such third-party claim which involves (and continues to involve) solely monetary damages; provided that the Indemnitor shall have notified the Indemnitee in writing of its intention to do so; provided, further, that (1) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the third-party claim (and all reasonable fees and expenses of Buyer and its indemnified parties incurred in connection with such third-party claim prior to Indemnitor’s assumption of the defense of such third-party claim), notwithstanding any limitation with respect to indemnification included in this Agreement other than (to the extent not required to be waived pursuant to clause (2) below) the Threshold, the Maximum or the Special Tax Maximum; (2) the Indemnitor shall in its notice to the Indemnitee (x) waive the applicability of the Threshold to such third party claim if the amount in controversy could reasonably be expected to be less than 200% of the Threshold or (y) waive the applicability of the Maximum or Special Tax Maximum (whichever maximum would otherwise be applicable to such third party claim) if the amount in controversy could reasonably be expected to be more than 200% of the Maximum or Special Tax Maximum (whichever maximum would otherwise be applicable to such third party claim); (3) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such third party claim; and (4) the Indemnitor shall diligently contest the third-party claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions”).  The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle the third-party claim.  The Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the third-party claim if the Indemnitee shall at any time fail to satisfy the Litigation Conditions and such failure (if capable of being cured) is not cured within 10 business days after written notice of such failure to the Indemnitor by the Indemnitee.

(ii)           The Indemnitor, if it shall have assumed the defense of any third-party claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such third-party claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnitee.  The Indemnitee shall have the sole and exclusive right to settle any third-party claim, on such terms and conditions as it deems reasonably appropriate, to the extent such third-party claim involves equitable or other non-monetary relief, and shall have the right to settle any third-party claim involving monetary damages with the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  All expenses (including without limitation attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor.  No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article XI shall relieve it of such obligations to the extent such obligations exist.

(iii)          If an Indemnitee is entitled to indemnification against a third-party claim, and the Indemnitor fails to accept a tender of, or assume the defense of, a third-party claim pursuant to this Section 11.2, the Indemnitor shall not be entitled, or shall lose its right, to contest, defend, litigate and settle such a third-party claim, and the Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such third-party claim, and may settle such third-party claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor.  If, pursuant to this Section 11.2, the Indemnitee so contests, defends, litigates or settles a third-party claim for which it is entitled to indemnification hereunder, then subject to the terms, conditions and limitations set forth in this Article XI, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the third-party claim which are incurred from time to time.

11.3.        Insurance .  Any amount due as indemnification with respect to any claim under this Article XI shall take into account and shall be reduced by the amount of any insurance or indemnification proceeds actually paid by any third party in respect of the subject matter of such claim (after deducting all attorneys’ fees, expenses and other costs of recovery); provided, that the amounts of any increase in insurance premium or retroactive premiums or premium adjustments resulting solely from the making of such claim or claims against insurers shall, for this purpose, be deemed to be deducted from the amount so paid by such insurers; provided, further, that the Company agrees, at the request of the Stockholders’ Representative, to file a claim against any such insurer (but not indemnitor) and use its reasonable efforts to pursue any such filed claim, so long as the costs of such activities are paid by the Investors and the filing of such claim and such activities will not materially and adversely affect the business of the Company.

11.4.        Sole Remedy.  Following the Closing, the indemnification provided for in this Article XI shall be the sole remedy of the parties hereto and their respective successors or assigns in respect of any claim for monetary damages arising under or out of this Agreement or any Ancillary Agreement; provided, however, that this Section 11.4 shall not apply to Losses resulting from resulting from fraud.

11.5.        Tax Treatment.  Any indemnification payments under this Article XI shall be treated for Tax purposes as adjustments to the aggregate Purchase Price Payments.

ARTICLE XII
MISCELLANEOUS

12.1.        Interpretive Provisions.

(a)           Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders.

(b)           For purposes of this Agreement, none of the Stockholders shall be considered and affiliate of Buyer and no Buyer shall be considered an affiliate of any Stockholder.

(c)           The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

12.2.        Entire Agreement.  This Agreement (including the disclosure schedules and the certificates and exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding of the parties with respect to the subject matter hereof.

12.3.        Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, executors, administrators and heirs of the parties hereto; provided however, that this Agreement may not be assigned by any Stockholder or the Company without the prior written consent of Buyer or be assigned by Buyer without the prior written consent of the Stockholders’ Representative, except that (i) Buyer may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any affiliate, and (ii) the Company and Buyer or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Buyer or the Company in connection with the Closing.

12.4.        Headings.  The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

12.5.        Modification and Waiver.  No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions.  No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

12.6.        Expenses.  Except as otherwise expressly provided herein, the Company shall bear the reasonable out of pocket expenses incurred on or prior to the Closing Date by the Company,

Buyer and the Stockholders in each case incident to this Agreement and the transactions contemplated hereby, including, without limitation, all fees and disbursements of counsel and accountants retained by such party, whether or not the transactions contemplated hereby shall be consummated.

12.7.        Notices.  Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given by delivery in person, by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when transmission confirmation is received if telecopied, three days after mailing if mailed, and one business day after deposited with an overnight courier service if delivered by overnight courier), as follows:

if to CVC Europe, CVC EJ or the Stockholders’ Representative, to:

CVC Capital Partners SA
40 rue La Perouse
75116 Paris, France
Attn: Ronald A. Collins
Fax No.: +33-(0)1-4502-2301

with a copy (which shall not constitute notice to any of such Persons) to:

Kirkland & Ellis
153 East 53rd Street
New York, NY 10022
Attn:  Adrian van Schie, Esq.

Fax No.: (212) 446-4900

if to Buyer to:

Citicorp Venture Capital Equity Partners, L.P.
399 Park Avenue, 14th Floor
New York, NY 10043
Attention:  Joseph M. Silvestri
Fax No.: (212) 888-2940

with a copy (which shall not constitute notice to Buyer) to:

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania 19103-2793
Attention: Craig L. Godshall, Esq.
Fax No.: (215) 994-2222

if to Paribas to:

BNP Paribas
787 Seventh Avenue
New York, New York 10019
Attention: Steve Alexander
Fax No.: (212) 841-3558

with a copy (which shall not constitute notice to Paribas) to:

Kenneth L. Spangler, Esq.
BNP Paribas
787 Seventh Avenue
New York, NY 10019
Fax No.: (212) 841-2599

If to the Company to:

Euramax International, Inc.

5445 Triangle Parkway, Suite 350

Norcross, Georgia 30092

Attention: Chief Executive Officer

Facsimile: (770) 263-8031

or at such other address for a party as shall be specified by like notice.

12.8.        Governing Law; Consent to Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction.  Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement may be instituted in the United States District Court for the Southern

District of New York, United States of America or in the absence of jurisdiction, the state courts located in New York, New York, and generally and unconditionally accepts and irrevocably submits to the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement.  Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the grounds of forum non conveniens, in the aforesaid courts.  Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 12.7 hereof or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 12.7 hereof, such service being hereby acknowledged by the parties to be effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law.

12.9.        Public Announcements.  Neither any Stockholder, the Company nor Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the Stockholders’ Representative and the Company, for public statements by Buyer, or of Buyer, for any public statements of the Company or the Stockholders (which consent shall not be unreasonably withheld) except as may be required by law.  If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

12.10.      No Third Party Beneficiaries.  Except as provided in Section 7.15 hereof, this Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party (other than the Stockholders’ Representative) shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

12.11.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

12.12.      Existing Shareholders Agreement.  All parties hereto (include any Tag Sellers) acknowledge and agree that upon Closing, the Shareholders Agreement shall terminate (it being understood that the parties to the Securities Holders Agreement described in Section 8.7 hereof will be bound by such Securities Holders Agreement).

ARTICLE XIII
CERTAIN DEFINITIONS

The following terms shall have the meanings set forth below:

“Ancillary Agreement” means any agreement, exhibit, statement, document or certificate executed and delivered in accordance with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“business day” means any day other than a day on which banks in the State of New York or in London, England are required or authorized to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all written agreements, contracts and commitments of the following types to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties is bound as of the date hereof and between the date hereof and the Closing Date (including, without limitation, real property leases and labor or employment-related agreements): (a) joint venture and limited partnership agreements; (b) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (c) agreements for the sale of goods or performance of services by or with any customer or vendor (or any group of related vendors) that had annual aggregate payments exceeding $5,000,000 in any of the last three calendar years; (d) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors) that had annual aggregate payments exceeding $1,000,000 in any of the last three calendar years; (e) agreements restricting in any manner the right of the Company to compete with any other person, restricting the right of the Company to sell to or purchase from any other person; (f) agreements between the Company and any of its affiliates; (g) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (h) custom bonds and standby letters of credit; (i) any license or other agreements to which the Company or any Subsidiary is a party regarding any Intellectual Property of the Company or any Subsidiary or any Intellectual Property of others; (j) other agreements, contracts and commitments which cannot be terminated by the Company or any Subsidiary on notice of thirty (30) days or less and without payment by the Company or any Subsidiary of less than $10,000 upon such termination and (k) powers of attorney.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

“GAAP” means United States generally accepted accounting principles.

“Knowledge” of a Stockholder means (i) with respect to each and every Stockholder, the actual knowledge of Ronald A. Collins and Rolly van Rappard and (ii) with respect to any particular Stockholder that is a natural person, the actual knowledge of such Stockholder himself.

“Losses” shall mean any and all losses, liabilities, damages (including, without limitation, special, consequential and punitive damages), penalties (including, without limitation, governmental penalties,) obligations, awards, fines, deficiencies, interest, claims (including third party claims (including, without limitation, whether or not meritorious), costs and expenses whatsoever (including, without limitation, reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement; provided, that Losses shall not include punitive damages unless payable to third parties.

“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is reasonably likely to have a materially adverse effect on the business, properties, operations, earnings, prospects, condition (financial or otherwise), products, assets, results of operations or liabilities of the Company or its Subsidiaries taken as a whole.  For the purposes of this Agreement, the determination of whether a breach of a representation and warranty or covenant of this Agreement shall be deemed to give rise to a Material Adverse Effect shall be determined on a cumulative basis by adding the effect of the breach of any such representation and warranty or covenant (determined without regard to any materiality or Material Adverse Effect qualifiers) to the effect of all other breaches of representations and warranties and covenants of this Agreement (determined without regard to any materiality or Material Adverse Effect qualifiers) for each of the applicable period or periods to which each such representation, warranties or covenants relate, in all cases before applying the materiality standard set forth in the preceding sentence, and then determining whether, for any of the applicable periods, such aggregate sum exceeds the materiality standard set forth in the preceding sentence.  For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

“Person” or “person” means an individual, corporation, partnership, association, joint venture, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Reorganization” shall have the meaning assigned to it in the Amended and Restated Supplemental Indenture, effective December 14, 1999, among Euramax Ltd. and the other Issuers named therein, the Guarantors named therein and The Chase Manhattan Bank, as Trustee.

“Stockholder Portion” means, with respect to each Stockholder, the percentage obtained by dividing the number of shares of Company Stock being sold by such Stockholder hereunder by the aggregate number of shares of Company Stock outstanding as of the date hereof on a fully-diluted basis (taking into account exercises of any outstanding options).

“Subsidiary”  shall mean any corporation, partnership, joint venture or other entity in which the Company (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner with 50% or more of the voting partnership interests.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

THE COMPANY

EURAMAX INTERNATIONAL, INC.

By:
Name:
Title:

BUYER

CITIGROUP VENTURE CAPITAL
EQUITY PARTNERS, L.P.

By: CVC PARTNERS LLC
Its: GENERAL PARTNER

By:
Name:
Title:

CVC EXECUTIVE FUND LLC

By: CITIGROUP VENTURE CAPITAL GP HOLDINGS, LTD., its Managing Member

By:
Name:
Title:

CVC/SSB EMPLOYEE FUND, L.P.

By: CVC PARTNERS, LLC, its General Partner
By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

STOCKHOLDERS

CVC EUROPEAN EQUITY PARTNERS, L.P.

By:
Its:

By:
Name:
Title:

CVC EUROPEAN EQUITY PARTNERS (JERSEY), L.P.

By:
Its:

By:
Name:
Title:

BNP PARIBAS

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 1.1

Stockholder	Number of Common Shares
CVC European Equity Partners, L.P.	178,115.21
CVC European Equity Partners (Jersey), L.P.	21,445.36
BNP Paribas	44,346.80

Stockholder	Number of Common Shares
J. David Smith	2,938.42
Mitchell Lewis	2,234.12
David Pugh	1,029.51
R. Scott Vansant	1,495.32
Rob Dresen	632.85
Aloyse Wagener	598.29
Scott Anderson	585.00
Dudley Rowe	423.00
Stuart Wallis	3819.94
Richard Cashin	7,156.92
M. Saleem Muqaddam	132.99
Euramax International, Inc.*	883.75

*      Refers to the shares being issued by the Company to the Fund at Closing in connection with the cash out of up to 633.75 option shares held by Nick Dowd and 250 option shares held by Ron Stepanchik.

Exhibit 1.3

SALE NOTICE

TO:                         Euramax International, Inc. (the “Company”)

FROM:                                                         CVC European Equity Partners, L.P., CVC European Equity Partners (Jersey), L.P. and BNP Paribas (collectively, the “Investors”)

DATE:    April 15, 2003

RE:                         Sale Notice pursuant to Section 1.3 of the Stock Purchase Agreement, dated the date hereof, among Citigroup Venture Capital Equity Partners, L.P. and affiliates, the Company and the Investors (the “Stock Purchase Agreement”) and Section 3(c) of the Stockholders Agreement, dated December 8, 1999, by and among the Company and the stockholders named therein (the “Stockholders Agreement”)

This Sale Notice is being delivered to you pursuant to Section 1.3 of the Stock Purchase Agreement and Section 3(c) of the Shareholders Agreement.

(a)           Subject to the terms and conditions of the Stock Purchase Agreement, each Investor is proposing to sell all of its shares of Common Stock of the Company (a total of 243,907.37 shares) for a cash purchase price of U.S. $400.00 per share.  Citigroup Venture Capital Equity Partners, L.P. and its affiliates CVC Executive Fund LLC and CVC/SSB Employee Fund, L.P. (collectively, the “Buyers”) are the proposed purchasers.  The Buyers are affiliates of Citicorp Venture Capital.  The proposed purchase and sale of the shares are subject to all of the terms and conditions set forth in the Stock Purchase Agreement, which is attached as Exhibit A.

(b)           In accordance with Section 3(c) of the Stockholders Agreement and Section 1.3 of the Stock Purchase Agreement, the Company must notify all of the other stockholders of the Company of this Sale Notice on the date hereof.

(c)           Each other stockholder may elect to participate in the purchase and sale contemplated by the Stock Purchase Agreement, at the same purchase price of U.S. $400.00 per share and on the terms and conditions applicable to all “Stockholders” under the Stock Purchase Agreement, by delivering a written acceptance notice to the Investors within seven days of the date of this Sale Notice (the “Notice Deadline”).  The acceptance notice must indicate the maximum number of shares that stockholder desires to sell to the Buyer pursuant to the terms and conditions of the Stock Purchase Agreement and must be accompanied by an executed Joinder to the Stock Purchase Agreement in the form attached as Exhibit B hereto.

(d)           It is a condition to the Buyers’ obligations to purchase shares that the stockholders identified on Schedule 8.8 to the Stock Purchase Agreement execute a letter agreement in the form attached hereto as Exhibit C (a “Letter Agreement”).  Each of those stockholders must include a signed Letter Agreement with his acceptance notice.

(e)           All acceptance notices, together with the required Joinders and (for those stockholders identified on Schedule 8.8 of the Stock Purchase Agreement) Letter Agreements, must be duly executed and delivered by the other stockholders to the Investors on or before the Notice Deadline.  Original execution copies of the foregoing documents will be accepted for delivery by the Investors at the following address:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103-2793

Attention: Craig L. Godshall, Esq.

Phone No.: 215.994.2491

Fax No.: 215.994.2222

(f)            If anyone has any questions regarding this Sale Notice, they should contact Craig Godshall of Dechert LLP at (215) 994-2491.

CVC European Equity Partners, L.P.

By:
Name:
Title:

CVC European Equity Partners (Jersey), L.P.

By:
Name:
Title:

BNP Paribas
By:
Name:
Title:

Exhibit A

STOCK PURCHASE AGREEMENT

(Attached)

Exhibit B

Form of Joinder

JOINDER TO THE STOCK PURCHASE AGREEMENT

THIS JOINDER to the Stock Purchase Agreement, dated April    , 2003, among Citigroup Venture Capital Equity Partners, L.P., CVC Executive Fund LLC, CVC/SSB Employee Fund, L.P, Euramax International, Inc. (the “Company”) and the Stockholders of the Company named therein (the “Stock Purchase Agreement”), is made and entered into by the stockholder (“Stockholder”) whose signature appears below, on the date indicated below.

WHEREAS, Stockholder desires to participate in the purchase and sale contemplated by the Stock Purchase Agreement on the terms and conditions set forth therein, and Stockholder desired to become a party to the Stock Purchase Agreement in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees as follows:

(a)           By executing this Joinder I shall be fully bound by, and subject to, all of the agreements, covenants, terms and conditions of the Stock Purchase Agreement as though an original party thereto as a “Tag Seller” and a “Stockholder” thereunder.

(b)           I have full legal right, power and authority to enter into this Joinder and to perform my obligations hereunder without the need for the consent of any other person.

(c)           This Joinder has been duly authorized, executed and delivered by me and constitutes my valid and binding obligation enforceable against me in accordance with the terms hereof.

(d)           I have executed this Joinder and declare that the information contained herein is current, complete and accurate and may be relied upon by all parties to the Stock Purchase Agreement.

(e)           The validity, performance, construction and effect of this Joinder shall be governed by and construed in accordance with the internal law of the State of New York, without giving effect to principles of conflicts of law.

STOCKHOLDER

Name:

Date:

Exhibit C

Form Letter Agreement

Euramax International, Inc.

5445 Triangle Parkway, Suite 350

Norcross, Georgia 30092

April 15, 2003

Gentlemen:

This Letter Agreement (the “Letter Agreement”) sets forth a binding agreement and is entered into in connection with the Sale Notice (“Sale Notice”), dated April 15, 2003, from CVC European Equity Partners, L.P. (“CVC Europe”), CVC European Equity Partners (Jersey), L.P. (“CVC Europe Jersey”) and BNP Paribas (“Paribas”) to Euramax International, Inc., a Delaware corporation (the “Company”).  The Sale Notice was delivered pursuant to the terms of the Shareholders Agreement, dated December 8, 1999, by and among the Company, CVC Europe, CVC Europe Jersey, Citicorp Venture Capital, Ltd., Paribas and the stockholders of the Company named therein (the “Shareholders Agreement”) and the Stock Purchase Agreement, dated as of the date hereof, among Citigroup Venture Capital Equity Partners, L.P., the Company and the stockholders of the Company named therein (the “Stock Purchase Agreement”).

You hereby waive any “tag-along” rights you have pursuant to Paragraph 3(c) of the Shareholders Agreement or otherwise and any other rights you may have to sell shares of Company stock in the transactions contemplated by the Stock Purchase Agreement, except that you will sell, on the terms and conditions stated in the Stock Purchase Agreement, [     ] shares of Class A Common Stock to the Fund at Closing (as defined in the Stock Purchase Agreement).

You hereby acknowledge and agree that except for (1) grants of [        ] shares of Company restricted stock pursuant to a Restricted Stock Agreement entered into on the date hereof, made to you under the Company’s 2003 Equity Compensation Plan, in the event of, and subject to, the Closing and (2) [            ], neither the Company nor its subsidiaries are obligated to make any payments to you, or confer benefits or accelerate benefits of yours under any contract, option agreement, benefit plan or any other plan or arrangement of or with the Company (including, without limitation, any severance or employment agreement between you and the Company or its subsidiaries, the Company’s 1999 Phantom Stock Plan, the Company’s Incentive Compensation Plan and the Company’s Supplemental Executive Retirement Plan) in connection with or as a result of the transactions contemplated by the Stock Purchase Agreement, and you are not entitled to or have any right to receive any payments, benefits or other compensation in connection with or as a result of the transactions contemplated by the Stock Purchase Agreement.

Please execute below to acknowledge your agreement to the foregoing terms.

Very truly yours,

EURAMAX INTERNATIONAL, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
TO:

[INSERT SHAREHOLDER’S NAME]

Dated: April 15, 2003

EXHIBIT 8.6.1

               , 2003

Citigroup Venture Capital Partners, L.P.
CVC Executive Fund LLC
CVC/SSB Employee Fund, L.P.

Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to CVC European Equity Partners, L.P., a Delaware limited partnership (the “Partnership”), in response to the requirement in Section 8.6 of the Stock Purchase Agreement dated as of April      , 2003 (the “Purchase Agreement”), by and among Euramax International, Inc. (“Euramax”), Citigroup Venture Capital Partners, L.P. (the “Fund”), CVC Executive Fund LLC (the ”Executive Fund”), CVC/SSB Employee Fund, L.P. (the “Employee Fund” and together with the Fund and the Executive Fund, the “Buyers” or “you”), the Partnership and certain other stockholders of Euramax.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter and in the schedules attached to this letter, we advise you that:

1.             The Partnership is a limited partnership existing and in good standing under the Delaware Revised Uniform Limited Partnership Act, as revised (the “Act”).

2.             The Partnership has the partnership power to enter into and perform its obligations under the Purchase Agreement.

3.                                       The Partnership’s execution, delivery and performance of the Purchase Agreement have been authorized by all necessary partnership action on the part of the Partnership.

4.                                       The Partnership has duly executed and delivered the Purchase Agreement.

5.                                       The Partnership’s execution, delivery and performance of the Purchase Agreement do not violate its certificate of limited partnership or its amended and restated agreement of limited partnership.

6.                                       The Purchase Agreement is a valid and binding obligation of the Partnership and is enforceable against the Partnership in accordance with its terms.

In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon:  (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Purchase Agreement; (iii) factual information provided to us by the Partnership in a Support Certificate signed by the Partnership and its general partner; and (iv) factual information we have obtained from such other sources as we have deemed reasonable.  We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.  For purposes of each opinion in paragraph 1, we have relied exclusively upon a certificate issued by the Secretary of State of the State of Delaware, and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by that certificate.

While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong.  The term “actual knowledge” whenever it is used in this letter with respect to our firm means conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis lawyers who have had significant involvement with negotiation or preparation of the Purchase Agreement  (herein called “our Designated Transaction Lawyers”): Adrian van Schie and Armand A. Della Monica.

Our advice on every legal issue addressed in this letter is based exclusively on the Act, except that the opinion in paragraph 6 is based on the internal law of New York and the federal law of the United States.  We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.  Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Purchase Agreement of any type identified in Schedule D.  Provisions in the Purchase Agreement which are not excluded by Schedule D or any other part of this letter or its attachments are called the “Relevant Agreement Terms.”

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  It is possible that some Relevant Agreement Terms may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.  The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

You may rely upon this letter only for the purpose served by the provision in the Purchase Agreement cited in the initial paragraph of this letter in response to which it has been delivered.  Without our written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

Kirkland & Ellis

EXHIBIT 8.6.1

Schedule A

General Qualifications

All of our opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.

ARTICLE XIVBankruptcy and Insolvency Exception.  Each of our opinions is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws.  This exception includes:

14.1.the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

14.2.all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

14.3.state fraudulent transfer and conveyance laws; and

14.4.judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

ARTICLE XVEquitable Principles Limitation.  Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity.  This limitation includes principles:

15.1.governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

15.2.affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

15.3.requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

15.4.requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

15.5.requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

15.6.requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

15.7.affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

ARTICLE XVIOther Common Qualifications.  Each of our opinions is subject to the effect of rules of law that:

16.1.limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

16.2.provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

16.3.limit the availability of a remedy under certain circumstances where another remedy has been elected;

16.4.provide a time limitation after which a remedy may not be enforced;

16.5.limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

16.6.relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

16.7.limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

16.8.may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

16.9.govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; or

16.10.may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

ARTICLE XVIIReferenced Provision Qualification.  In addition, our opinions, insofar as they relate to the validity, binding effect or enforceability of a provision in the Purchase Agreement requiring the Partnership to perform its obligations under, or to cause any other person to perform its

A-2

obligations under, any provision (a “Referenced Provision”) of the Purchase Agreement or stating that any action will be taken as provided in or in accordance with any provision (also a “Referenced Provision”) of the Purchase Agreement, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Referenced Provision.  Requirements in the Purchase Agreement that provisions therein may only be waived or amended in writing may not be enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.

A-3

EXHIBIT 8.6.1

ScheduleB

Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

1.                                       The Partnership has the requisite title and rights to any property involved in the transactions effected under the Purchase Agreement (herein called the “Transactions”).

ARTICLE XVIIIThe Purchase Agreement constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

ARTICLE XIXYou have satisfied those legal requirements that are applicable to you to the extent necessary to entitle you to enforce the Purchase Agreement against the Partnership.

ARTICLE XXEach document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those of or on behalf of the Partnership) on each such document are genuine.

ARTICLE XXIThere has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

ARTICLE XXIIThe conduct of the parties to the Purchase Agreement has complied with any requirement of good faith, fair dealing and conscionability.

ARTICLE XXIIIYou have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transactions.

ARTICLE XXIVThere are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Purchase Agreement.

ARTICLE XXVThe constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

ARTICLE XXVIAll parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Purchase Agreement.

ARTICLE XXVIIAll agreements other than the Purchase Agreement (if any) with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written.

ARTICLE XXVIIIThe Partnership will not in the future take any discretionary action (including a decision not to act) permitted under the Purchase Agreement that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which the Partnership may be subject.

ARTICLE XXIXThe Partnership has obtained (and will in the future obtain) all permits and governmental approvals required, and has taken (and will in the future take) all actions required, relevant to the consummation of the Transactions or performance of the Purchase Agreement.

ARTICLE XXXAll information required to be disclosed in connection with any consent or approval by the Partnership’s general partner or partners (or similar governing bodies) and all other information required to be disclosed in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed.

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EXHIBIT 8.6.1

Schedule C

Excluded Law and Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

2.                                       Federal securities laws and regulations (including the Investment Company Act of 1940 and all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

ARTICLE XXXIpension and employee benefit laws and regulations (e.g., ERISA);

ARTICLE XXXIIFederal and state antitrust and unfair competition laws and regulations;

ARTICLE XXXIIIFederal and state laws and regulations concerning filing and notice requirements other than requirements applicable to charter-related documents such as a certificate of merger;

ARTICLE XXXIVcompliance with fiduciary duty requirements;

ARTICLE XXXVthe statues and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level — e.g., water agencies, joint power districts, turnpike and tollroad authorities, rapid transit districts or authorities, and port authorities) and judicial decisions to the extent that they deal with any of the foregoing;

ARTICLE XXXVIthe characterization of a transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, the creation, attachment, perfection, priority or enforcement of a lien on real property or a security interest in personal property or matters involving ownership or title to any real or personal property;

ARTICLE XXXVIIfraudulent transfer and fraudulent conveyance laws;

ARTICLE XXXVIIIFederal and state environmental laws and regulations;

ARTICLE XXXIXFederal and state land use and subdivision laws and regulations;

ARTICLE XLFederal and state tax laws and regulations;

ARTICLE XLIFederal patent, trademark and copyright, state trademark, and other Federal and state intellectual property laws and regulations;

ARTICLE XLIIFederal and state racketeering laws and regulations (e.g., RICO);

ARTICLE XLIIIFederal and state health and safety laws and regulations (e.g., OSHA);

ARTICLE XLIVFederal and state labor laws and regulations;

ARTICLE XLVFederal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

ARTICLE XLVIother Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

ARTICLE XLVIIany laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); and

ARTICLE XLVIIIthe effect of any law, regulation or order which hereafter becomes effective.

We have not undertaken any research for purposes of determining whether the Partnership or any of the Transactions which may occur in connection with the Purchase Agreement is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in New York, and none of our opinions covers any such law or other requirement unless (i) one of our Designated Transaction Lawyers had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

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EXHIBIT 8.6.2

Schedule D

Excluded Provisions

None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Purchase Agreement:

3.                                       Covenants not to compete, including without limitation covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees.

ARTICLEXLIXIndemnification for negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.

ARTICLE L Provisions mandating contribution towards judgments or settlements among various parties.

ARTICLE LIWaivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off,  (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits to the extent they cannot be waived under applicable law.

ARTICLE LIIProvisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, and increased interest rates upon default.

ARTICLE LIIITime-is-of-the-essence clauses.

ARTICLE LIVProvisions which provide a time limitation after which a remedy may not be enforced.

ARTICLE LVConfession of judgment clauses.

ARTICLE LVIAgreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

ARTICLE LVIIProvisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

ARTICLE LVIIIProvisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

ARTICLE LIXProvisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

ARTICLE LXProvisions which purport to award attorneys’ fees solely to one party.

ARTICLE LXIArbitration agreements.

ARTICLE LXIIProvisions purporting to create a trust or constructive trust without compliance with applicable trust law.

ARTICLE LXIIIProvisions relating to (i) insurance coverage requirements and (ii) the application of insurance proceeds and condemnation awards.

ARTICLE LXIVProvisions that provide for the appointment of a receiver.

ARTICLE LXVProvisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

ARTICLE LXVIConfidentiality agreements.

ARTICLE LXVIIProvisions in the Purchase Agreement requiring the Partnership to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document.

ARTICLE LXVIIIProvisions, if any, which are contrary to the public policy of any jurisdiction.

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EXHIBIT 8.6.2

, 2003

Citigroup Venture Capital Partners, L.P.
CVC Executive Fund LLC
CVC/SSB Employee Fund, L.P.
Gentlemen:

I am a member of the New York bar and Director and Associate General Counsel of the New York Branch of BNP PARIBAS, a banking corporation organized under the laws of the Republic of France (“BNP PARIBAS”) and, in such capacity, I am delivering this opinion in connection with the execution and delivery by BNP PARIBAS, of the Stock Purchase Agreement dated as of April 15, 2003 (the “Purchase Agreement”), by and among Euramax International, Inc. (“Euramax”), Citigroup Venture Capital Partners, L.P. (the “Fund”), CVC Executive Fund LLC (the ”Executive Fund”), CVC/SSB Employee Fund, L.P. (the “Employee Fund” and together with the Fund and the Executive Fund, the “Buyers” or “you”), CVC European Equity Partners, L. P., BNP PARIBAS and certain other stockholders of Euramax, pursuant to section 8.6 of the Purchase Agreement.

Subject to the assumptions, qualifications, exclusions and other limitations which

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are identified in this letter and in the schedules attached to this letter, I  advise you that:

1.               BNP PARIBAS is a corporation duly organized and validly existing under the laws of the Republic of France.  BNP PARIBAS is duly licensed to maintain the New York Branch and the New York Branch has the power and authority under such license to carry on a banking business in the State of New York and is duly established and existing under the laws of the State of New York.  BNP PARIBAS is the successor by merger to Banque Paribas.

2.               BNP PARIBAS has the corporate power to enter into and perform its obligations under the Purchase Agreement.

3.               The execution, delivery and performance of the Purchase Agreement by BNP PARIBAS has been authorized by all necessary corporate action.

4.               BNP PARIBAS has duly executed and delivered the Purchase Agreement.

5.               The execution, delivery and performance of the Purchase Agreement by BNP PARIBAS does not violate its certificate of incorporation.

6.               The Purchase Agreement is a valid and binding obligation of BNP PARIBAS and is enforceable against BNP PARIBAS in accordance with its terms.

In preparing this letter, I have relied without any independent verification upon the assumptions recited in Schedule B to this letter and upon:  (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Purchase Agreement; (iii) factual information provided to me by officers of BNP PARIBAS and contained in corporate records; and (iv) factual information I have obtained from such other sources as I have deemed reasonable.  I have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited

4

in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

While I have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, I confirm that I do not have any actual knowledge which has caused me to conclude that my reliance and assumptions cited in the preceding paragraph are unwarranted or that any information supplied in this letter is wrong.  The term “actual knowledge” whenever it is used in this letter means the conscious awareness at the time this letter is delivered on the date it bears by the following lawyer who has had significant involvement with negotiation or preparation of the Purchase Agreement  (herein called “Designated Transaction Lawyer”): Kenneth L. Spangler.

My advice on every legal issue addressed in this letter is based exclusively on the internal law of New York and the federal law of the United States.  We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.  Our opinions are subject to all qualifications in Schedule A and do not cover or otherwise address any law or legal issue which is identified in the attached Schedule C or any provision in the Purchase Agreement of any type identified in Schedule D.  Provisions in the Purchase Agreement which are not excluded by

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Schedule D or any other part of this letter or its attachments are called the “Relevant Agreement Terms.”

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.  It is possible that some Relevant Agreement Terms may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyer did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.  The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.

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You may rely upon this letter only for the purpose served by the provision in the Purchase Agreement cited in the initial paragraph of this letter in response to which it has been delivered.  Without my written consent: (i) no person other than you may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

Kenneth L. Spangler
Director and Associate General Counsel

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EXHIBIT 8.6.2

Schedule A

General Qualifications

All of the opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.

ARTICLE LXIXBankruptcy and Insolvency Exception.  Each of our opinions is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws.  This exception includes:

69.1.the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;

69.2.all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;

69.3.state fraudulent transfer and conveyance laws; and

69.4.judicially developed doctrines in this area, such as substantive consolidation of entities and equitable subordination.

ARTICLE LXXEquitable Principles Limitation.  Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity.  This limitation includes principles:

70.1.governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

70.2.affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

70.3.requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

70.4.requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

70.5.requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;

70.6.requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

70.7.affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

ARTICLE LXXIOther Common Qualifications.  Each of our opinions is subject to the effect of rules of law that:

71.1.limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

71.2.provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

71.3.limit the availability of a remedy under certain circumstances where another remedy has been elected;

71.4.provide a time limitation after which a remedy may not be enforced;

71.5.limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

71.6.relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

71.7.limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

71.8.may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

71.9.govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; or

71.10.may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

ARTICLE LXXIIReferenced Provision Qualification.  In addition, our opinions, insofar as they relate to the validity, binding effect or enforceability of a provision in the Purchase Agreement requiring a party to perform its obligations under, or to cause any other person to perform its obligations

A-2

under, any provision (a “Referenced Provision”) of the Purchase Agreement or stating that any action will be taken as provided in or in accordance with any provision (also a “Referenced Provision”) of the Purchase Agreement, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Referenced Provision.  Requirements in the Purchase Agreement that provisions therein may only be waived or amended in writing may not be enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.

A-3

EXHIBIT 8.6.2

Schedule B

Assumptions

For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:

4.                                       BNP PARIBAS has the requisite title and rights to any property involved in the transactions effected under the Purchase Agreement (herein called the “Transactions”).

ARTICLE LXXIIIThe Purchase Agreement constitute valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).

ARTICLE LXXIVYou have satisfied those legal requirements that are applicable to you to the extent necessary to entitle you to enforce the Purchase Agreement against BNP PARIBAS.

ARTICLE LXXVEach document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those of or on behalf of the Partnership) on each such document are genuine.

ARTICLE LXXVIThere has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

ARTICLE LXXVIIThe conduct of the parties to the Purchase Agreement has complied with any requirement of good faith, fair dealing and conscionability.

ARTICLE LXXVIIIYou have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the Transactions.

ARTICLE LXXIXThere are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Purchase Agreement.

ARTICLE LXXXThe constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.

ARTICLE LXXXIAll parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Purchase Agreement.

ARTICLE LXXXIIAll agreements other than the Purchase Agreement (if any) with respect to which we have provided advice in our letter or reviewed in connection with our letter would be enforced as written.

ARTICLE LXXXIIIBNP PARIBAS will not in the future take any discretionary action (including a decision not to act) permitted under the Purchase Agreement that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which the Partnership may be subject.

ARTICLE LXXXIVBNP PARIBAS has obtained (and will in the future obtain) all permits and governmental approvals required, and has taken (and will in the future take) all actions required, relevant to the consummation of the Transactions or performance of the Purchase Agreement.

ARTICLE LXXXVAll information required to be disclosed in connection with any consent or approval by BNP PARIBAS and all other information required to be disclosed in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed.

B-2

EXHIBIT 8.6.2

Schedule C

Excluded Law And Legal Issues

None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

5.                                       Federal securities laws and regulations (including the Investment Company Act of 1940 and all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

ARTICLE LXXXVIpension and employee benefit laws and regulations (e.g., ERISA);

ARTICLE LXXXVIIFederal and state antitrust and unfair competition laws and regulations;

ARTICLE LXXXVIIIFederal and state laws and regulations concerning filing and notice requirements other than requirements applicable to charter–related documents such as a certificate of merger;

ARTICLE LXXXIXcompliance with fiduciary duty requirements;

ARTICLE XCthe statues and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level — e.g., water agencies, joint power districts, turnpike and tollroad authorities, rapid transit districts or authorities, and port authorities) and judicial decisions to the extent that they deal with any of the foregoing;

ARTICLE XCIthe characterization of a transaction as one involving the creation of a lien on real property or a security interest in personal property, the characterization of a contract as one in a form sufficient to create a lien or a security interest, the creation, attachment, perfection, priority or enforcement of a lien on real property or a security interest in personal property or matters involving ownership or title to any real or personal property;

ARTICLE XCIIfraudulent transfer and fraudulent conveyance laws;

ARTICLE XCIIIFederal and state environmental laws and regulations;

ARTICLE XCIVFederal and state land use and subdivision laws and regulations;

ARTICLE XCVFederal and state tax laws and regulations;

ARTICLE XCVIFederal patent, trademark and copyright, state trademark, and other Federal and state intellectual property laws and regulations;

ARTICLE XCVIIFederal and state racketeering laws and regulations (e.g., RICO);

ARTICLE XCVIIIFederal and state health and safety laws and regulations (e.g., OSHA);

ARTICLE XCIXFederal and state labor laws and regulations;

ARTICLE CFederal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;

ARTICLE CIother Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes);

ARTICLE CIIany laws, regulations, directives and executive orders that prohibit or limit the enforceability of obligations based on attributes of the party seeking enforcement (e.g., the Trading with the Enemy Act and the International Emergency Economic Powers Act); and

ARTICLE CIIIthe effect of any law, regulation or order which hereafter becomes effective.

I have not undertaken any research for purposes of determining whether the Partnership or any of the Transactions which may occur in connection with the Purchase Agreement is subject to any law or other governmental requirement other than to those laws and requirements which in our experience would generally be recognized as applicable in the absence of research by lawyers in New York, and none of our opinions covers any such law or other requirement unless (i) one of the Designated Transaction Lawyer had actual knowledge of its applicability at the time our letter was delivered on the date it bears and (ii) it is not excluded from coverage by other provisions in our letter or in any Schedule to our letter.

C-2

Schedule D

Excluded Provisions

6.                                       None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Purchase Agreement:.

ARTICLE CIVCovenants not to compete, including without limitation covenants not to interfere with business or employee relations, covenants not to solicit customers, and covenants not to solicit or hire employees.

ARTICLE CVIndemnification for negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.

ARTICLE CVIProvisions mandating contribution towards judgments or settlements among various parties.

ARTICLE CVIIWaivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set off,  (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits to the extent they cannot be waived under applicable law.

ARTICLE CVIIIProvisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, interest upon interest, and increased interest rates upon default.

ARTICLE CIXTime-is-of-the-essence clauses.

ARTICLE CXProvisions which provide a time limitation after which a remedy may not be enforced.

ARTICLE CXIConfession of judgment clauses.

ARTICLE CXIIAgreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction and subject matter jurisdiction); provisions restricting access to courts; waiver of the right to jury trial; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.

ARTICLE CXIIIProvisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

ARTICLE CXIVProvisions appointing one party as an attorney-in-fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.

ARTICLE CXVProvisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.

ARTICLE CXVIProvisions which purport to award attorneys’ fees solely to one party.

ARTICLE CXVIIArbitration agreements.

ARTICLE CXVIIIProvisions purporting to create a trust or constructive trust without compliance with applicable trust law.

ARTICLE CXIXProvisions relating to (i) insurance coverage requirements and (ii) the application of insurance proceeds and condemnation awards.

ARTICLE CXXProvisions that provide for the appointment of a receiver.

ARTICLE CXXIProvisions or agreements regarding proxies, shareholders agreements, shareholder voting rights, voting trusts, and the like.

ARTICLE CXXIIConfidentiality agreements.

ARTICLE CXXIIIProvisions in the Purchase Agreement requiring BNP PARIBAS to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any agreement or other document.

ARTICLE CXXIVProvisions, if any, which are contrary to the public policy of any jurisdiction.